Exhibit 5.1

January 18, 2021

Legal Opinion of General Counsel of SAP SE

Registration Statement on Form S-8 Relating to the Own SAP Plan

I am the General Counsel of SAP SE, a European Company (Societas Europaea, or “SE”). SAP SE is organized in the Federal Republic of Germany under German and European Law (the “Company”), and I am familiar with the Own SAP Plan (the “Plan”).

Pursuant to the Plan, eligible employees will have an opportunity to purchase dividend bearing Ordinary Shares in the Company, as provided in the Plan Documents (as defined below).

This opinion is given in connection with the filing by the Company with the U.S. Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

In connection therewith, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the terms of the Plan (the “Plan Terms”), (iii) the Articles of Incorporation (Satzung) of the Company, (iv) an excerpt with respect to the Company from the commercial register at the local court (Amtsgericht) in Mannheim, (v) the resolution (the “Resolution”) adopted by the Executive Board of the Company, approving the Plan Terms, (vi) the Own SAP Plan Brochure, as amended to date and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. The Plan Terms and the Resolution are referred to hereinafter as the “Plan Documents.”

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, I am of the opinion that the Ordinary Shares that may be transferred for delivery under the Plan, will be, when transferred and paid for in accordance with the Plan Documents, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the Federal Republic of Germany, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered to you solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose or by any other person or entity without my express prior written permission.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours,

/s/ Jochen Scholten
Jochen Scholten General Counsel SAP SE